EX-99.14.f

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Ivy Funds of our report dated November 30, 2022, relating to the financial statements and financial highlights, which appears in Delaware Ivy California Municipal High Income Fund, Delaware Ivy Corporate Bond Fund, Delaware Ivy Crossover Credit Fund and Delaware Ivy Strategic Income Fund’s Annual Report on Form N-CSR for the year ended September 30, 2022. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 8, 2023